Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Second Quarter Fiscal 2010 Operating Results

•	Adjusted EBITDA increased to $111.5 million versus $110.2 million last year.
•	SG&A as a percentage of sales improved 30 basis points versus last year.
•	Average inventory per store decreased 12.0% versus last year.
•	Debt net of Cash and Investments improved $187.6 million versus last year.

BURLINGTON, NEW JERSEY, January 12, 2010 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced its results for the second quarter ended November 28, 2009.

Second Quarter Fiscal 2010 Operating Results

Net sales were $965.0 million for the three months ended November 28, 2009 compared with $1,002.4 million for the three months ended November 29, 2008, a 3.7% decrease. Comparative store sales decreased 5.2%.

Adjusted EBITDA was $111.5 million for the three months ended November 28, 2009 compared with $110.2 million for the three months ended November 29, 2008.  The increase in the Company’s Adjusted EBITDA of $1.3 million is primarily the result of continued cost reduction initiatives.

Year to Date Fiscal 2010 Operating Results

Net sales were $1,669.7 million for the six months ended November 28, 2009 compared with $1,709.4 million for the six months ended November 29, 2008, a 2.3% decrease. Comparative store sales decreased 5.9%.

Adjusted EBITDA was $133.5 million for the six months ended November 28, 2009 compared with $126.7 million for the six months ended November 29, 2008.  The increase in the Company’s Adjusted EBITDA of $6.8 million is primarily the result of continued cost reduction initiatives.

Tom Kingsbury, President and Chief Executive Officer stated, “We are pleased to report an increase in Adjusted EBITDA versus last year despite the unseasonably warm weather in November which negatively impacted overall sales. In addition to our continued emphasis on expense control, focused inventory management has allowed us to reduce our average inventory per store by 12% while simultaneously improving both the currency and content. This has us well positioned for the future.”

As of January 12, 2010, the Company operates 442 stores under the names “Burlington Coat Factory Warehouse” (424 stores), “MJM Designer Shoes” (fifteen stores), “Cohoes Fashions” (two stores), and “Super Baby Depot” (one store) in 44 states and Puerto Rico.

Second Quarter Fiscal 2010 Conference Call

           The Company will hold a conference call for investors on Friday, January 15, 2010 at 10:00 a.m. Eastern Time to discuss the Company’s second quarter Fiscal 2010 operating results. To participate in the call, please dial 800-408-6335. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through January 17, 2010 at 12:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21454820.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 442 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(All amounts in thousands)

	Six Months Ended		Three Months Ended

	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008

REVENUES:
Net Sales	$1,669,727	$1,709,425	$965,034	$1,002,389
Other Revenue	15,773	14,292	8,919	7,903
Total Revenue	1,685,500	1,723,717	973,953	1,010,292

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	1,014,037	1,042,174	576,712	602,947
Selling and Administrative Expenses	553,770	571,906	292,067	306,194
Restructuring and Separation Costs	1,658	-	958	-
Depreciation and Amortization	77,276	83,478	38,787	42,417
Interest Expense (Inclusive of Gain/Loss on Interest Rate Cap Agreements)	37,603	54,138	20,788	27,764
Impairment Charges – Long-Lived Assets	6,500	-	6,437	-
Other Income, Net	(8,997)	(2,838)	(2,746)	(296)
	1,681,847	1,748,858	933,003	979,026

Income (Loss) Before Income Tax Expense (Benefit)	3,653	(25,141)	40,950	31,266

Income Tax Expense (Benefit)	2,846	(10,850)	16,730	13,089

Net Income (Loss)	$807	$(14,291)	$24,220	$18,177

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (defined by the Company as earnings from continuing operations before interest, taxes and depreciation and amortization.) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations. The Company has included them to provide additional information with respect to our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this press release or not presented at all.  All adjustments to EBITDA in order to calculate Adjusted EBITDA are either in accordance with the credit agreement governing the Term Loan or are as approved by the administrative agent of the Term Loan.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Six Months Ended		Three Months Ended
	November 28, 2009	November 29, 2008	November 28, 2009	November 29, 2008
Net Income (Loss)	$807	$(14,291)	$24,220	$18,177
Interest Expense	37,603	54,138	20,788	27,764
Income Tax Expense/(Benefit)	2,846	(10,850)	16,730	13,089
Depreciation and Amortization	77,276	83,478	38,787	42,417

EBITDA	$118,532	$112,475	$100,525	$101,447

Impairment Charges – Long-Lived Assets	6,500	-	6,437	-
Interest Income	(126)	(426)	(77)	(180)
Non Cash Straight-Line Rent Expense (a)	2,639	5,036	848	1,490
Advisory Fees (b)	2,058	2,453	1,066	1,483
Stock Compensation Expense ( c)	703	2,063	698	808
Sox Compliance (d)	-	1,076	-	284
(Gain)/Loss on Investment in Money Market Fund (e)	(105)	1,666	(105)	1,666
Amortization of Purchased Lease Rights (f)	416	415	208	251
Severance (g)	1,602	-	901	-
Franchise Taxes (h)	551	464	300	215
Insurance Reserve (i)	(259)	(284)	172	1,504
Advertising Expense Related to Barter (j)	810	1,294	534	938
Loss on Disposal of Fixed Assets (k)	173	462	2	296
Adjusted EBITDA	$133,494	$126,694	$111,509	$110,202

During Fiscal 2009, in accordance with the credit agreement governing the Term Loan and with approval from the administrative agent for the Term Loan, we changed our methodology of calculating Adjusted EBITDA and have shown that change retrospectively in the Adjusted EBITDA calculations above for the six and three months ended November 29, 2008.  With approval from the administrative agent for the Term Loan, the following items are included as adjustments to EBITDA in arriving at Adjusted EBITDA in the prior period presented as they represent non-cash expenses:

·	Amortization of Purchased Lease Rights
·	Franchise Taxes
·	Insurance Reserve
·	Advertising Expense Related to Barter
·	Loss on Disposal of Fixed Assets

The impact of these changes (described in the following notes to the foregoing table) resulted in an increase to Adjusted EBITDA during the six and three month periods ended November 29, 2008 of $2.4 million and $3.2 million, respectively.

(a)	Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis).
(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods.
(c)	Represents expenses recorded under ASC Topic No. 718 during the fiscal periods.
(d)
As a voluntary non-accelerated filer, we furnished our initial management report on Internal Controls Over Financial Reporting in our Annual Report on Form 10-K for Fiscal 2008. These costs represent professional fees related to this compliance effort that were incurred during Fiscal 2009.

(e)
Represents the (gain)/loss on our investment in the Reserve Primary Fund (Fund).  Losses are related to a decline in the fair value of the underlying securities held by the Fund, while a gain represents a recovery of that decline as a result of payments received.

(f)	Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items.
(g)	Represents a severance charge resulting from a reduction of our workforce during the six months ended November 28, 2009 as part of our ongoing cost reduction.
(h)	Represents franchise taxes paid based on our equity.
(i)	Represents the change in calculated non-cash reserves based on estimated general liability, workers compensation and health insurance claims, net of cash payments.
(j)	Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory.
(k)	Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business.